EXHIBIT 99.1
NEWS RELEASE
RANGE APPOINTS NEW DIRECTOR
FORT WORTH, TEXAS, DECEMBER 23, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) Range Resources Corporation (NYSE:RRC) announced today the addition of Jim Funk as a new member to the Company’s Board of Directors. Dr. Funk is currently the President of J.M. Funk & Associates, an oil and gas business consulting firm, and has more than 30 years of experience in the oil and gas business. From 1976 through 1998, Dr. Funk was with Shell Oil Company and its affiliates, including serving as President of Shell Continental Companies, President of Shell Midstream Enterprises, Inc., and Vice President of Shell Offshore, Inc. From 2000 to 2003, he served as Senior Vice President of Equitable Resources, Inc. From 2004 to 2008, Dr. Funk has served as a Director of Matador Resources Company, a private oil and gas company. Dr. Funk has served as a Director of Superior Energy Services, Inc., a NYSE listed oilfield services company, since 2005.
Dr. Funk is a graduate of Wittenberg University where he received an A.B. in Geology, and he also holds a M.S. in Geology from the University of Connecticut, and a Ph.D. in Geology from the University of Kansas. Dr. Funk resides in Sewickley, Pennsylvania.
John H. Pinkerton, Range’s Chairman and Chief Executive Officer commented, “The expansion of Range’s Board to add an additional independent director with deep technical experience and knowledge of our industry ensures the Company will continue to benefit from a diversity of experience and opinions. Jim’s expertise will be a significant asset to our Company as we continue to grow our reserve base, and we are delighted to have him join our Board of Directors.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.
Except for historical information, statements made in this release, including those relating to future results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

Contact:	Rodney Waller, Senior Vice President	2008-34
David Amend, Investor Relations Manager
Karen Giles, Corporate Communications Manager
(817) 870-2601
www.rangeresources.com

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